Tep Fund, Inc.
Form N-SAR for Fiscal Year Ended November 30,1997
Attachment to Sub Item 77H

Mr. Sol Cooper, who was the Chairman of the Board, President and a Director of the Registrant and had an interest in 260,621 common shares of the Registrant as set forth below, died in April 1997.
Subsequent thereto, on May 20, 1997 Mr. Cooper's widow, Ethel Cooper, was elected to fill the positions previously held by Mr. Cooper.

In addition, the 260,621 common shares of the Registrant in which Mr. Cooper had an interest have been transferred as follows:

1. 100,000 shares held in the name of Sol Cooper and Ethel Cooper, as trustees of the Cooper Trust U/A 10/7/85 have been transferred to Ethel Cooper as sole trustee of the Cooper Trust dated 10/7/85.
2. 115,746 shares registered in the name of Sol Cooper, trustee U/D/T dated May 13, 1991 f/b/o Sol Cooper have been transferred to Ethel Cooper, Alan S. Cooper and Martha Marsh co-trustees U/A dated 5/31/91 as amended 10/30/95; and
3. 44,875 shares have been transferred from Sol Cooper, Trustee U/D/T dated May 13, 1991 f/b/o Sol Cooper to the Sol Cooper exempt residuary trust, Alan S. Cooper, successor co-trustee and Martha Marsh, successor co-trustee.

By reason of the foregoing, Sol Cooper has ceased to be a controlling person of the Registrant and Ethel Cooper has acquired control of the Registrant.